Exhibit 16.1

Plano Office 5908 Headquarters Drive Suite 300 Plano, Texas 75024 469.776.3610 Main whitleypenn.com

February 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Rave Restaurant Group, Inc.’s Changes in Registrant’s Certifying Accountant

Commissioners:

We have read the statements made by Rave Restaurant Group, Inc., pursuant to Item 4.01(a) of Form 8-K dated February 17, 2026, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made in Item 4.01(b) of Form 8-K.

Respectfully,

/s/ Whitley Penn LLP